RALLY RD.

Exclusive Purchase Option Agreement

As of April 26, 2019

This exclusive purchase option agreement (the “Option Agreement”) is made between RSE Archives, LLC (“Purchaser” or “us”) and Goldin Auction Investments, LLC (“Seller” or “you”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”).

Key Deal Points:

You are the exclusive, unencumbered owner of the Asset(s), and you have honestly and accurately represented the Asset(s) to the best of your knowledge and ability.

You are partnering with us to securitize the Asset(s) through the Rally Rd. platform, which is owned and operated by our parent company,
RSE Markets, Inc. (the “Platform”).

We have agreed with you to a purchase price and form of consideration to be paid for each Asset, as outlined below.

For a period of time from the date of this Option Agreement (the “Option Period”), as outlined below, you grant us the exclusive right to purchase the Asset(s).

Your Rights & Obligations:

You maintain possession of the Asset(s) throughout the Option Period.

For a period of up to 24 months from the date of this Option Agreement, you will store, maintain, and insure the Asset(s) as part of your inventory and consistent with the manner in which they were stored, maintained, and insured prior to the date of this agreement.

You will provide us reasonable access to the Asset(s) for the creation of marketing materials.  Marketing materials remain our property.

You will not advertise the Asset(s) online, in print, on social media, or with a third-party dealer or listing service without our prior written agreement.

The Results:

Upon the successful completion of an offering through the Rally Rd. platform, you will receive payment of the Consideration for the associated Asset, as outlined below.

Other:

This Option Agreement may be modified or amended only with the prior written consent of both Purchaser and Seller.

Our parent company, RSE Markets, Inc., may acquire up to 10% of the shares associated with an Asset during the initial offering.

CONFIDENTIAL

RALLY RD.

Asset:	1997 Michael Jordan Chicago Bulls Home Jersey
Description:	1997/98 Michael Jordan Chicago Bulls home jersey; autographed; photo matched, game used on 4/11/98 (5,000th career assist in NBA finals MVP season)
Total Acquisition Cost:	$ 120,000
Consideration: Cash (%) Equity (%) Total	$ 120,000 (100%) 0 ( 0%) $ 120,000
Other Terms: Option Period Down-Payment Balance Due	N/A – Purchase, No Option $ 60,000 due at signing $ 60,000 due on June 1, 2019

Additional Terms & Conditions:

Acknowledged and Agreed:

By: /s/ Christopher J. Bruno	By: /s/ Ken Goldin
PURCHASER	SELLER
Name:Christopher J. Bruno	Name: Ken Goldin
Title: Chief Executive Officer	Title: Managing Partner

CONFIDENTIAL